Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items
72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

Evergreen Health Care Fund
	72DD		73A		74U        	74V
	Dollar		Per Share	Shares
     	Distributions	Distributions	Outstanding	NAV

Class A		0		0	6,630,284	14.59
Class B		0		0	2,778,449	13.46
Class C		0		0	2,838,943	13.45
Class I		0		0	  431,028	15.00



Evergreen Utility and Telecommunications Fund
	72DD		73A		74U        	74V
	Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	26,818,255	0.91		28,541,008	10.67
Class B	2,816,727	0.80		3,290,123	10.67
Class C	6,007,651	0.80		6,937,450	10.67
Class I	367,583		0.94 		834,720		10.69